Exhibit 5.1

September •, 2011

Atlantic Power Corporation

200 Clarendon St., Floor 25
Boston, Massachusetts 02116

Dear Sirs/Mesdames:

Re:          Atlantic Power Corporation

We are acting as counsel to Atlantic Power Corporation (the “Company”) in the Province of British Columbia (the “Province”) in connection with the Registration Statement on Form S-1, as amended or supplemented, (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the United States Securities Act of 1933, as amended, of the number of common shares of the Company set out in the Registration Statement, including common shares of the Company purchasable by the Underwriters (as defined herein) upon their exercise of an over-allotment option granted to the Underwriters by the Company (the “Shares”). The Shares will be sold by the Company to a syndicate of underwriters (collectively, the “Underwriters”) led by TD Securities Inc. and Morgan Stanley & Co. LLC, as representatives, (the “Representatives”), pursuant to the terms of an underwriting agreement to be entered into between the Company and the Representatives (the “Underwriting Agreement”).

We have examined such records and proceedings of the Company, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of the Company and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed herein we have assumed:

(a)                                  the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, photostatic, notarized or true copies or facsimiles, and the authenticity of the originals of such documents;

(b)                                 the identity and capacity of all individuals acting or purporting to act as public officials; and

(c)                                  that any party to any agreement or instrument referred to herein who is a natural person has the legal capacity to enter into, execute and deliver such agreement or instrument and has not entered into, executed or delivered the same under duress or as a result of undue influence.

The opinion hereinafter expressed relates only to the laws of the Province and the federal laws of Canada applicable therein and is based upon legislation in effect on the date hereof.

Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement.

Yours very truly,